                                            Registration No. 333-
                                                                 ---------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                     -------------------------------------

                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                     -------------------------------------
                        SOUTHERN MICHIGAN BANCORP, INC.
             (Exact name of registrant as specified in its charter)

        MICHIGAN                                    38-2407501
(State or other jurisdiction             (I.R.S. Employer Identification Number)
of incorporation or organization)

                              51 WEST PEARL STREET
                           COLDWATER, MICHIGAN 49036
                                 (517) 279-5500
            (Addressed, including zip code, and telephone number,
                    including area code, of registrant's
                        principal executive offices)
                     -------------------------------------

JAMES T. GROHALSKI                        Copy to:
EXECUTIVE VICE PRESIDENT AND              Timothy E. Kraepel, Esq.
SECRETARY/TREASURER                       Howard & Howard Attorneys, P.C.
SOUTHERN MICHIGAN BANCORP, INC.           1400 North Woodward Avenue, Suite 101
51 WEST PEARL STREET                      Bloomfield Hills, Michigan 48304-2856
COLDWATER, MICHIGAN 49036                 (248) 645-1483
(517) 279-5500
(Name and address, including
zip code, and telephone number,
including area code, of agent
for service)
                     -------------------------------------
                     Approximate date of commencement of
                  proposed sale to the public: FROM TIME TO
                    TIME AFTER THE REGISTRATION STATEMENT
                             BECOMES EFFECTIVE.
                     -------------------------------------

   If only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, check the following box. [ X ]
                     -------------------------------------

   If any of the securities being registered on the Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or
 interest reinvestment plans, check the following box.  [   ]
                     -------------------------------------

                        CALCULATION OF REGISTRATION FEE

==============================================================================================================================
   Title of Each Class                                   Proposed Maximum           Proposed Maximum            Amount of
   of Securities to be          Amount to be            Aggregate Offering         Aggregate Offering          Registration
        Registered               Registered              Price Per Share                 Price                     Fee
------------------------------------------------------------------------------------------------------------------------------
       Common Stock                70,822                    $43.125*                $3,054,198.75              $ 901
                                   Shares
==============================================================================================================================



* Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) as the average of the closing bid and asked prices on April 27, 1998.

Pursuant to Rule 429 under the Securities Act of 1933, as amended, this Registration Statement also constitutes Post-Effective Amendment No. 1 to the Registrant's Registration Statement on Form S-3 (File No. 33-24977) relating 75,000 shares of the Registrant's Common Stock, and the Prospectus included herein is a combined Prospectus which also relates to Registration No. 33-24977. A total of 4,178 shares of the Registrant's Common Stock are being carried forward, and a filing fee of $480 was previously paid with respect to such shares upon filing Registration Statement No. 33-24977.

                        SOUTHERN MICHIGAN BANCORP, INC.
                             CROSS REFERENCE SHEET
                                      for
                       Registration Statement on Form S-3


 PART I                                                                          PAGE(S) IN
 ITEM NO.             ITEM                                                       PROSPECTUS
 --------             ----                                                       ----------
    1.                Forepart of Registration Statement and Outside             Facing Page, Cross
                      Front Cover Page of Prospectus                             Reference Sheet, Outside
                                                                                 Front Cover Page of
                                                                                 Prospectus


    2.                Inside Front and Outside Back Cover Pages of               2, Outside Back Cover
                      Prospectus                                                 Page of Prospectus

    3.                Summary Information, Risk Factors, and Ratio of            Outside Front Cover Page
                      Earnings to Fixed Charges                                  of Prospectus

    4.                Use of Proceeds                                            10

    5.                Determination of Offering Price                            5


    6.                Dilution                                                   Not Applicable

    7.                Selling Security Holders                                   Not Applicable

    8.                Plan of Distribution                                       5

    9.                Description of Securities to be Registered                 9 - 10

   10.                Interests of Named Experts and Counsel                     10

   11.                Material Changes                                           Not Applicable

   12.                Incorporation of Certain Information by Reference          2

   13.                Disclosure of Commission Position on
                      Indemnification for Securities Act Liabilities             10


PROSPECTUS                                                         75,000 SHARES


                        SOUTHERN MICHIGAN BANCORP, INC.
                              51 West Pearl Street
                           Coldwater, Michigan 49036
                           Telephone:  (517) 279-7511


                          SHAREHOLDERS INVESTMENT PLAN


                                  COMMON STOCK
                               ($2.50 par value)




    This Prospectus describes the Southern Michigan Bancorp, Inc. (the "Company") Shareholders Investment Plan (the "Plan") under which shares of Southern Michigan Bancorp, Inc. Common Stock ("Common Stock") will be purchased by the Plan for participants from the Company with automatically reinvested dividends and with optional cash payments. Holders of Common Stock are eligible for participation in the Plan.

    This Prospectus sets forth the terms of the Plan as amended and relates to authorized and unissued shares of Common Stock registered for issuance under the Plan. IT IS SUGGESTED THAT THIS PROSPECTUS BE RETAINED FOR FUTURE REFERENCE.





                     -------------------------------------

             THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED
               BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS
                   THE COMMISSION PASSED UPON THE ACCURACY OR
                ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

                     -------------------------------------




                 The date of this Prospectus is April 30, 1998.

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934 and, in accordance therewith, files reports and other information with the Securities and Exchange Commission. These reports and other information filed can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at 7 World Trade Center, New York, New York 10048; 1401 Brickell Avenue, Suite 200, Miami, Florida 33131; 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661-2511; 1801 California Street, Suite 4800, Denver, Colorado 80202-2648; and 5670 Wilshire Boulevard, 11th Floor, Los Angeles, California 90036-3648. Copies may be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549, at prescribed rates. The Commission also maintains a Web site (http:\\www.sec.gov) that contains reports and other information regarding the Company.

                      DOCUMENTS INCORPORATED BY REFERENCE

    The following documents filed by the Company with the Securities and Exchange Commission are incorporated herein by reference:

       (a) the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 1997.

       (b) All documents subsequently filed by the Company after the date of this Prospectus pursuant to Section 13, 14 or 15(d) of the Securities Exchange Act of 1934 prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not, except as so modified or superseded, constitute a part of this Prospectus.

    Any person to whom a copy of this Prospectus is delivered, including any beneficial owner, may obtain without charge, upon written or oral request, a copy of any of the documents incorporated by reference herein (not including exhibits to the documents incorporated by reference unless such exhibits are specifically incorporated by reference into the documents this Prospectus incorporates by reference). Requests should be made to Southern Michigan Bancorp, Inc. (Attention: Secretary), 51 West Pearl Street, Coldwater, Michigan 49036, (517) 279-7511.

                                  THE COMPANY

    The Company is a Michigan business corporation and a one-bank holding company registered under the federal Bank Holding Company Act with its corporate headquarters in Coldwater, Michigan. Its principal activity is owning and operating its wholly-owned subsidiary, Southern Michigan Bank & Trust (the "Bank"), a national bank engaged in the business of commercial banking.


    This Prospectus relates to newly issuable Common Stock offered by the Company pursuant to the Plan.

                                    THE PLAN

     Following is a statement of the Plan in numbered question and answer form.

     PURPOSE

     1.   What is the purpose of the Plan?

     The Plan offers holders of Common Stock a systematic method of investing their cash dividends or optional cash payments (not to exceed $5,000 in any calendar quarter; $25 minimum payment) in Common Stock without payment of any brokerage commission, service charge, or other expense. Because the Common Stock will usually be purchased from the Company, the Plan will also provide the Company with a means of raising new capital.

     2.   What are some of the advantages of the Plan?

     A participant in the Plan who authorizes reinvestment of dividends will have cash dividends on all shares of Common Stock held in his or her name and in the Plan automatically reinvested in shares of Common Stock at the then current market price (see Question 10). Each participant may invest up to an additional $5,000 each calendar quarter (minimum payment of $25) in Common Stock at the then current market price without the payment of any brokerage commission, service charge or other expense. Full investment of funds is possible under the Plan because the Plan permits fractions of shares, as well as full shares, to be credited to the participant's account. Dividends with respect to fractions of shares, as well as full shares, will be credited to the participant's account. The need for the participant's safekeeping of certificates is avoided and regular statements of accounts provide simplified record keeping.

     ADMINISTRATION

     3.   Who administers the Plan for participants?

     The Bank acts as Plan Administrator for participants and arranges for the custody of stock certificates, keeps records, sends statements of accounts to participants, and performs other duties relating to the Plan.

     WITHHOLDING OF TAX

     4.   Will any tax be withheld on dividends ?

     There will be no withholding from dividends for most participants who are not foreign participants. However, the Internal Revenue Service may direct the Company to withhold 20 percent of any dividend or interest payment to specified participants who under-report dividend income. In such a case, the amount withheld will not be reinvested under the Plan.

     PARTICIPATION

     5.   Who is eligible to participate?

     A person must be a holder of record of Common Stock to be eligible to participate in the Plan.

     6.   How does an eligible shareholder participate?

     A holder of record of Common Stock may join the Plan by completing and signing an appropriate Authorization Card in accordance with the instructions and returning it to the Bank.

     Any participant may, by so indicating on an Authorization Card, authorize reinvestment of all dividends on Common Stock registered in his or her name and of dividends on Common Stock held in his or her account in the Plan. Any participant may make optional cash payments into the Plan which will be invested in Common Stock. Authorization Cards may be obtained at any time by written request to the Bank at 51 West Pearl Street, Coldwater, Michigan 49036;
Attention: Shareholders Investment Plan. A new Authorization Card need be submitted only with respect to the first dividend on Common Stock to be reinvested or the first optional payment.

     7.   When may a shareholder join the Plan?

     A shareholder may join the Plan at any time. If the Authorization Card authorizing dividend reinvestment is received by the Bank on or before the dividend record date, the dividend (net of any withholding) will be used to purchase newly issuable shares of Common Stock for the participant. If the Authorization Card is received by the Bank after the record date, that dividend will be paid in cash and participation in the Plan will commence with the following dividend. The dividend record date is ordinarily approximately three weeks before the payment date.

     8.   What does the Authorization Card provide?

     The Authorization Card enrolls the participant in the Plan and, if reinvestment is authorized by checking the box, it directs the Bank to collect all dividends on Common Stock registered in the participant's own name. If reinvestment of dividends is authorized, it also authorizes reinvestment of dividends on the shares held in the Plan for the participant. The Authorization Card provides for the investment of any optional cash payments made by the participant.

     The Authorization Card also appoints the Bank as agent for the participant and directs the Bank to purchase directly or through its agent shares of Common Stock with the payments into the Plan.

     COSTS

     9. Are there any out-of-pocket expenses to a shareholder who participates in the Plan?

     No. There are no brokerage commissions if shares are purchased from the Company. Brokerage costs, if any, on shares purchased other than from the Company will be borne by the Company. If, however, a participating shareholder instructs the Bank to sell his or her shares, the brokerage fees and any transfer taxes on such sale will be borne by the participant.

     PURCHASES

     10.  What will be the price of Common Stock purchased under the Plan?

     The price of shares of Common Stock purchased from the Company will be the average of the closing bid and asked prices for such shares on the payment date, or, in the case of shares purchased with optional cash payments, on such date as the shares are purchased (see Question 14).

     Under no circumstances, however, will Common Stock be sold by the Company at less than its par value, which is currently $2.50 per share. The Company will bear the entire cost of brokerage commissions. The price of shares purchased from a source other than the Company will be the average price of all shares purchased with the aggregate of any dividends or the optional cash payments for one month.

     11.  How many shares of Common Stock will be purchased for a participant?

     The number of shares to be purchased depends on the amount of the participant's dividend, the amount, if any, required by law to be withheld, if any, the optional cash payments, and the average of the closing bid and asked prices of the Common Stock on the payment date or the date of purchase for shares purchased with optional cash payments. When shares are purchased on the open market, the number of shares will depend on the average actual purchase price. Each participant's account will be credited with that number of shares, including fractions computed to four decimal places, equal to the amount of the dividends, net of withholding, or the amount of his or her optional cash payment, each divided by the applicable purchase price.

     OPTIONAL CASH PAYMENTS

     12.  How does the optional cash payment work?

     The Plan permits participants to make optional cash payments from $25 to $5,000 each calendar quarter. Any optional cash payment received from a participant, subject to the minimum payment and the quarterly maximum, will be applied to purchase additional shares. Dividends on shares purchased with optional cash payments will be automatically reinvested in shares of Common Stock if reinvestment of dividends is authorized.

     13.  How are optional cash payments made?

     After receiving a statement from the Bank confirming the first investment under the Plan, a participant may send to the Bank optional cash payments for the purchase of additional shares of Common Stock. Optional cash payments, which are in addition to any dividend reinvested, must be in an amount of at least $25 and may not exceed a total of $5,000 in any calendar quarter.

     An optional cash payment may be made by a participant by sending a check payable to Southern Michigan Bank & Trust, 51 West Pearl Street, Coldwater, Michigan 49046; Attention: Shareholders Investment Plan.

     The optional cash payment feature is designed to meet the participant's particular cash situations at any given time. A participant is not obligated to make optional cash payments or to continue to do so each succeeding quarter. The amount of optional cash payments may also vary, subject to the minimum payment of $25 and the calendar quarterly maximum of $5,000.

     14.  When should optional cash payments be sent to the Bank?

     Optional cash payments may be made by a participant at any time, subject to the minimum payment of $25 and the calendar quarterly maximum of $5,000. Optional cash payments received by the Bank by the 25th day of the month will be used by the Bank to purchase shares on behalf of the participant on the first day of the following month. (In the event that the first day of the month is a Saturday, Sunday, or holiday, shares will be purchased on the next succeeding business day.) Optional cash payments received after the 25th day of the month will be held by the Bank, without interest, until the next purchase date.

    OPTIONAL CASH PAYMENTS MUST BE RECEIVED BY THE 25TH DAY OF THE MONTH FOR SHARES TO BE PURCHASED ON THE FIRST BUSINESS DAY OF THE FOLLOWING MONTH.

    REPORTS

    15.  What kind of reports will be sent to a participant in the Plan?

    A participant in the Plan will receive a statement of his or her account following each reinvestment of dividends and each investment of an optional cash payment. These statements are the participant's continuing record of the cost of his or her purchases and should be retained for income tax purposes. All notices will be addressed to the participant at his or her last address of record with the Bank and will satisfy all duties to give notice to any participant. A participant should promptly notify the Bank of any change of address. As a shareholder of the Company, a participant will continue to receive copies of reports and other materials sent to shareholders (see "Reports to Shareholders").

    DIVIDENDS

    16.  Will a participant be credited with dividends on fractional shares?

    Yes. If a dividend or an optional cash payment is, after any withholding, not large enough to purchase a full share, the participant will be credited with a fractional share computed to four decimal points. Fractional shares will be entitled to dividends in the same manner as full shares.

    CERTIFICATES

    17.  Will certificates be issued to participants for Common Stock purchased?

    Normally, certificates for shares of Common Stock purchased under the Plan, whether through the reinvestment of dividends or optional cash payments, will be issued to and registered in the name of Southern Michigan Bank & Trust, or its designee, as agent for the participants in the Plan. The number of shares credited to an account under the Plan will be shown on the participant's statement of account.

    Shares credited to the account of a participant under the Plan may not be pledged. A participant who wishes to pledge his or her shares must request that certificates for the shares be issued in the participant's name.

    Upon the written request of a participant, a certificate for the number of whole shares credited to the participant's account will be issued to, registered in the name of, and delivered to the participant. This request should be mailed to Southern Michigan Bank & Trust, 51 West Pearl Street, Coldwater, Michigan 49036; Attention: Shareholders Investment Plan. Any remaining full shares and fractions of a share will continue to be credited to the participant's account.

    A certificate for fractions of a share will not be issued to a participant under any circumstances.

    WITHDRAWAL

    18.  How does a participant withdraw from the Plan?

    A participant must notify the Bank in writing in order to withdraw from the Plan. Upon withdrawal from the Plan or upon termination of the Plan by the Company, a certificate for whole shares credited to the participant's account under the Plan will be delivered to the participant and cash payment will be made for any fractional shares. Cash payments for fractional shares under the Plan will be calculated based on the average of the closing bid and asked prices on the date a written withdrawal request is received by the Bank. Upon withdrawal from the Plan, a participant may request that all shares, both whole and fractional, credited to his or her account in the Plan, be sold for the participant's account on the open market. Any such request must be signed by the participant with his or her signature guaranteed by a bank. A participant will receive the proceeds of the sale, less any brokerage commissions and transfer taxes payable. Cash payments for fractional shares will be paid by the Bank based on the selling price of such whole shares.

    19.  When may a participant withdraw from the Plan?

    A participant may withdraw from the Plan at any time.

    A participant may stop the reinvestment of dividends without withdrawing from the Plan by written instructions which will be effective as to all dividends for which the record date falls after the instructions are received by the Bank. (The record date for a dividend ordinarily is approximately three weeks before the payment date.) If the instructions are received after the record date, the payment of dividends will be reinvested.

    OTHER INFORMATION

    20. What happens when a participant sells or transfers all of the shares registered in his or her name?

    If a participant disposes of all securities registered in his or her name, the Bank will continue to reinvest the dividends on the shares credited to his or her account under the Plan, if he or she has authorized reinvestment of dividends, until otherwise notified in writing. If a participant then holds less than one full share in the Plan, payment for the fractional share will be made by the Bank based on the average closing bid and asked prices on date notice is received, and the net proceeds mailed directly to the participant.

    21.  When may a shareholder rejoin the Plan?

    A participant who withdraws from the Plan may again become a participant at any time as long as he or she is then an eligible shareholder (see Questions 5 and 6).

    22. What happens if the Company issues a stock dividend, declares a stock split, or has a rights offering?

    Any Common Stock distributed by the Company in the event of a stock dividend or split will be credited to participants' Plan accounts. If the Company should have a rights offering on Common Stock, a shareholder's entitlement will be based upon total stock holdings of Common Stock, which will include both the shares registered in his or her name and the shares (including fractional shares) credited to his or her Plan account. In the event of a rights offering, the purchasing agent will sell rights on the open market and proportionately credit each participant's account with the net proceeds of the sale, which then will be invested in additional shares as optional cash payments. If the Company is required by law to withhold any portion of such a distribution and pay it over to any government, it will do so as required by law and credit the balance to participants' accounts for investment in additional Common Stock as optional cash payments.

    23.  How will a participant's shares be voted at meetings of shareholders?

    Any shares held in the Plan for participant will be voted as the participant directs. For each meeting of shareholders, a participant will receive proxy cards which will enable the participant to vote all the shares entitled to vote either registered in the participant's name or held for the participant's account under the Plan, including fractional shares calculated to four decimal places.

    24.  What is the responsibility of the Bank and its agent under the Plan?

    The Bank, in administering the Plan, will not be liable for any act performed in good faith or for any good faith omission to act, including, without limitation, any claim of liability (a) arising out of failure to terminate a participant's account upon such participant's death before the Bank's actual receipt of a notice in writing of such death from a person authorized to give such notice, and (b) with respect to the prices at which shares of Common Stock are purchased or sold for a participant's account and the times when such purchases or sales are made.

    All transactions in connection with the Plan, including the optional cash payments, shall be governed by the laws of the State of Michigan.

    25.  May the Plan be changed or discontinued?

    The Company reserves the right to suspend, modify, or terminate the Plan at any time. Notice will be sent to all participants at their last known addresses of any such suspension, modification, or termination.

                                THE COMMON STOCK

    The Common Stock offered pursuant to the Plan and this offering has a current par value of $2.50 per share. As of March 31, 1998, there were 4,000,000 shares of authorized Common Stock, 1,921,513 shares of which were issued and outstanding.

    Holders of Common Stock are entitled to dividends when, as and if declared by the Company's Board of Directors out of funds legally available therefor. Funds for the payment of cash dividends are expected to be obtained primarily from cash dividends paid on the Common Stock of the Bank held by the Company. Exclusive voting rights are vested in holders of Common Stock, each share being entitled to one vote. Holders of Common Stock do not have cumulative voting rights in electing directors. Holders of Common Stock have no preemptive rights to subscribe to any additional shares of Common Stock that the Company may issue. Upon liquidation, holders of Common Stock are entitled to receive pro rata any assets distributable to shareholder after providing for the payment of creditors.

    When issued, the Common Stock issuable under the Plan will be fully paid and non-assessable.

    Article IX of the Company's Articles of Incorporation provides under certain circumstances that, unless a majority of the Board of Directors approves the transaction, the affirmative vote of holders of two-thirds of the outstanding shares of the company entitled to vote will be necessary to approve any merger, consolidation or dissolution, or the sale, lease, transfer, exchange, mortgage, or pledge of all or substantially all of the assets of the Company. The circumstances under which the two-thirds vote is required are those in which the person with which the Company will merge, consolidate, or exchange assets, or to which the Company will sell, lease, transfer, mortgage, or pledge assets, is or has recently been the beneficial owners of five percent or more of the voting stock of the Company.

    Article XII to the Articles of Incorporation requires the affirmative vote of the holders of not less than two-thirds (2/3) of the voting stock in order to alter, amend, repeal, or adopt any new provision of the Articles of Incorporation to permit action to be taken by shareholders by less than unanimous written consent. In addition, Article XII of the Articles of Incorporation requires the same two-thirds (2/3) supermajority in order to amend Article XII or the provision in the Articles of Incorporation discussed in the previous paragraph. Finally, Article XII requires a two-thirds (2/3) supermajority vote or the affirmative vote of Directors constituting not less than 80% of the Directors then in office to alter, amend, repeal, or adopt any provision inconsistent with Bylaw provisions Article XII Section 2 (governing special meetings) or Section 4 (governing notice and shareholder proposals) or
Article III, Section 2 (governing size of board), Section 3 (governing procedures for nominating directors), Section 6 (governing special meetings of the Board of Directors), or Section 11 (governing the manner of filling director vacancies) or Article XII (governing redemption of "Control Shares") or Article XIII (governing the manner of amending the Bylaws).

                                USE OF PROCEEDS

    The Company cannot estimate either the number of shares of Common Stock that will ultimately be sold pursuant to the Plan or the prices at which such shares will be sold. The proceeds from any such sale will be added to the working capital of the Company and will be available for general corporate purposes.

                            REPORTS TO SHAREHOLDERS

    Shareholders of the Company receive Annual Reports containing audited financial statements opined upon by independent certified public accountants. Shareholders also receive quarterly reports containing unaudited interim financial statements and other information.

                   INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Michigan Business Corporation Act and provisions of the Company's Articles of Incorporation and By-Laws provide for indemnification of the Company's directors and officers in a variety of circumstances against liabilities arising in connection with the performance of their duties. The Company maintains insurance against such liabilities on behalf of its directors and officers. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors or officers of the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                                 LEGAL MATTERS

    Legal matters in connection with the issuance of the Common Stock under the Plan will be passed upon by the firm of Howard & Howard Attorneys, P.C., Bloomfield Hills, Michigan.

                                    EXPERTS

    The financial statements of Southern Michigan Bancorp, Inc. incorporated by reference in this Registration Statement have been audited by Crowe, Chizek and Company LLP, independent accountants, for the periods indicated in their report thereon which is included in the Annual Report on Form 10-K for the year ended December 31, 1997. The financial statements audited by Crowe, Chizek and Company LLP have been incorporated herein by reference in reliance upon their report given on their authority as experts in accounting and auditing.

                        [back cover page of Prospectus]

                               TABLE OF CONTENTS


AVAILABLE INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . .   2

DOCUMENTS INCORPORATED BY REFERENCE . . . . . . . . . . . . . . . . . .   2

THE COMPANY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3

THE PLAN  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
     Purpose  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
     Administration   . . . . . . . . . . . . . . . . . . . . . . . . .   4
     Withholding of Tax   . . . . . . . . . . . . . . . . . . . . . . .   4
     Participation  . . . . . . . . . . . . . . . . . . . . . . . . . .   4
     Costs  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
     Purchases  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
     Optional Cash Payments   . . . . . . . . . . . . . . . . . . . . .   6
     Reports  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
     Dividends  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
     Certificates   . . . . . . . . . . . . . . . . . . . . . . . . . .   7
     Withdrawal   . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
     Other Information  . . . . . . . . . . . . . . . . . . . . . . . .   8

THE COMMON STOCK  . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

USE OF PROCEEDS . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

REPORTS TO SHAREHOLDERS . . . . . . . . . . . . . . . . . . . . . . . .  11

INDEMNIFICATION OF DIRECTORS AND OFFICERS . . . . . . . . . . . . . . .  11

LEGAL MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11

EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11


NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER OF THOSE TO WHICH IT RELATES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME AFTER ITS DATE.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


    ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following is an itemized statement of expenses in connection with the issuance and distribution of the securities to be registered.

    Registration Fee                         901
    Printing                                  -0-
    Legal                                 $3,000*
    Accounting                            $2,000*

*Estimated

    ITEM 15.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

    Sections 551 through 569 of the Michigan Business Corporation Act (the "Act"), Article VIII of the Registrant's Articles of Incorporation, and Article V of the Registrant's By-Laws relate to indemnification of the Registrant's directors and officers, among others, in a variety of circumstances against liabilities arising in connection with the performance of their duties. Registrant's Articles of Incorporation permit indemnification to the maximum extent provided by Michigan law.

    The Act provides for indemnification of directors and officers acting in good faith and in a manner they reasonably believe to be in or not opposed to the best interests of the Registrant (and, if a criminal proceeding, who have no reasonable cause to believe their conduct to be unlawful) against (i) expenses, judgments, fines, and settlements reasonably incurred in connection with any threatened, pending, or completed action, suit, or proceeding arising out of a position with, the Registrant (or with some other entity at the Registrant's request), and (ii) expenses actually and reasonably incurred in defending against or settling, a threatened, pending, or completed action or suit by or in the right of the Registrant, unless the director or officer is found liable for negligence or misconduct in his or her corporate duties and an appropriate court does not determine that he or she is nevertheless fully and reasonably entitled to indemnity.

    The Act requires indemnification for expenses to the extent that a director or officer is successful in defending against any such action, suit, or proceeding, and otherwise requires in general that indemnification provided for in (i) and (ii) above be made only on a determination by the Board of Directors, independent legal counsel, or the shareholders that the applicable standards have been met. The Act further permits advances to cover such expenses before a final determination that indemnification is permissible upon receipt of an undertaking by or on behalf of the directors or officers to repay such amounts unless it shall ultimately be determined that they are entitled to indemnification.

    Indemnification under the Act is not exclusive of other rights to indemnification to which a person may be entitled under the articles of incorporation, by-laws, or a contractual agreement.

    The Act permits the Registrant to purchase insurance on behalf of its directors and officers against liabilities arising out of their positions with the Registrant, whether or not such liabilities would be within the foregoing indemnification provisions. Pursuant to this authority, the Registrant maintains such insurance on behalf of its directors and officers.

    ITEM 16.  EXHIBITS

    The Exhibits filed pursuant to this Item 16 immediately follow the Exhibit Index. The following is a description of the applicable Exhibits required for Form S-3 by Item 601 of Regulation S-K.

   EXHIBIT NUMBER                            DESCRIPTION
   --------------                            -----------
        (1)                    Not applicable.

        (2)                    Not applicable.

        (3)                    (I)   Certificate of Amendment to the Articles of Incorporation as filed with the Michigan Department of Consumer and Industry Services on April 21, 1998
                               is attached hereto as Exhibit 3.

                               (II)  Incorporated by reference to Exhibit 3 to the Registrant's Annual
                               Report on Form 10-K for the year ended December 31, 1997 (File No. 2-78178).

        (4)                    Not applicable.

        (5)                    Opinion of Howard & Howard Attorneys, P.C. regarding legality.

        (8)                    Not applicable.

       (12)                    Not applicable.

       (15)                    Not applicable.

       (23)                    (I)    Consent of Crowe, Chizek and Company LLP



                               (II)  Consent of Howard & Howard Attorneys, P.C. (contained in the firm's
                               Opinion regarding legality included herein as Exhibit (5)).


        (24)                   Not applicable.

        (25)                   Not applicable.

        (26)                   Not applicable.

        (27)                   Not applicable.


    ITEM 17.  UNDERTAKINGS

    (a)  The undersigned registrant hereby undertakes as follows:

         (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

           (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the Registration Statement.

           Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

         (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Coldwater, state of Michigan, on April 21, 1998.

                                SOUTHERN MICHIGAN BANCORP, INC.


                                By: /s/ James T. Grohalski
                                   -------------------------------------
                                   James T. Grohalski

                                Its:  Executive Vice President and
                                      Secretary/Treasurer


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

              SIGNATURE                                 TITLE                             DATE

 /s/ Jerry L. Towns                   Director, President and Chief Executive     April 21, 1998
 ----------------------------------   Officer (Principal Executive Officer)
 Jerry L. Towns

 /s/ James T. Grohalski               Director, Executive Vice President and      April 21, 1998
 ----------------------------------   Secretary/Treasurer (Principal Financial
 James T. Grohalski                   and Accounting Officer)



 /s/ James Briskey                    Director                                    April 21, 1998
 ----------------------------------
 James Briskey


 /s/ H. Kenneth Cole                  Director                                    April 21, 1998
 ----------------------------------
 H. Kenneth Cole

 /s/ William E. Galliers              Director                                    April 21, 1998
 ----------------------------------
 William E. Galliers

              SIGNATURE                                 TITLE                             DATE


/s/ Nolan E. Hooker                   Director                                    April 21, 1998
-----------------------------------
Nolan E. Hooker

/s/ Gregory J. Hull                   Director                                    April 21, 1998
-----------------------------------
Gregory J. Hull


/s/ Thomas E. Kolassa                 Director                                    April 21, 1998
-----------------------------------
Thomas E. Kolassa


/s/ James J. Morrison                 Director                                    April 21, 1998
-----------------------------------
James J. Morrison

                                      Director                                    April 21, 1998
-----------------------------------
Jane L. Randall


/s/ Freeman E. Riddle                 Director                                    April 21, 1998
-----------------------------------
Freeman E. Riddle


                                 EXHIBIT INDEX

    EXHIBIT NO.                               EXHIBIT

          3 Certificate of Amendment to the Articles of Incorporation, as filed with the Michigan Department of Consumer and Industry Services on April 21, 1998.

          5 Opinion of Howard & Howard Attorneys, P.C. regarding legality

         23          Consent of Crowe, Chizek and Company LLP